Exhibit 10.34

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement is made as of December 5, 2008 by and between FGX International Inc., a Delaware corporation (the “Company”) and Richard W. Kornhauser, a resident of the State of Rhode Island (“Executive”).

WHEREAS, the Company and Executive are parties to a certain Employment Agreement dated as of January 31, 2008 (the “Agreement”);

WHEREAS, pursuant to and in accordance with Section 13 of the Agreement, the Company and Executive desire to amend the Agreement to, among other things, comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

NOW THEREFORE, in consideration of the foregoing promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.            Section 6(b) shall be amended in its entirety to read as follows:

“(b)        Executive’s Right to Terminate.  Executive may terminate Executive’s employment for Good Reason at any time during the term of this Agreement.  For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i)            the material reduction or material adverse change in Executive’s authority, duties, job responsibilities or reporting structure from those in effect on the date hereof;

(ii)           the material reduction by the Company in Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

(iii)          a relocation of the Company’s principal executive offices to a location more than 50 miles from their current location, or the Company requiring Executive to be based anywhere other than the Company’s principal executive offices; or

(iv)          any material breach by the Company of any provision of this Agreement.

Any proposed termination of employment by Executive shall be presumed to be other than for Good Reason unless (x) Executive first provides written notice to the Company within ninety (90) days following the initial existence of the purported Good Reason condition, (y) the Company has been provided a period of thirty (30) days after receipt of Executive’s notice during which to cure, rescind or otherwise remedy the actions, events or circumstances described in such notice and (z) Executive’s termination of employment occurs within two years following the initial existence of the purported Good Reason condition.”

2.            Section 6(c)(i) shall be amended to add the following sentence to the end thereof:

“Notwithstanding anything herein to the contrary, each severance payment shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.”

3.            Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement  are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FGX INTERNTIONAL INC.

By:	/s/ Alec Taylor
Title: Alec Taylor, CEO

EXECUTIVE

By:	/s/ Richard Kornhauser